Exhibit 2 - General Release and Settlement Agreement

                    GENERAL RELEASE AND SETTLEMENT AGREEMENT

     THIS GENERAL RELEASE AND SETTLEMENT AGREEMENT (the "Release") is made and entered into this the 20th day of June 2003 by and between Satellite Enterprises Corp., a Nevada corporation, formerly known as GreenVolt Power Corp. (the "Company"), and the holders of its Series A Convertible Debentures listed on Schedule A attached hereto (each, an "Investor," and collectively, the "Investors").

                                    Recitals

     WHEREAS, the Company and the Investors (or their predecessors) entered into those certain Series A Debentures (the "Debentures"); and

     WHEREAS, the Company is in default under the terms and conditions of the Debentures, and does not have the ability to repay the Debentures;

     WHEREAS,   the  Company  has  requested  that  the  Investors  convert  the
Debentures into common stock of the Company, in exchange for a reduction of the conversion price of the Debentures;

     WHEREAS, the Investors have agreed to convert their debt position into equity, only upon the terms and conditions set forth in this Agreement;

     WHEREAS, the Investors and the Company now desire to execute this Release to release any and all Claims that any party may have, had, might have or might have had against each other, except as specifically set forth herein;

                                    Agreement

     NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, the parties hereby agree as follows:

     1.   Releases

          The Company and its affiliates, agents, heirs, beneficiaries, legal representatives, successors and assigns hereby releases, acquits and forever discharges each of the Investors, and his or its affiliates, shareholders, directors, officers, employees, agents, heirs, beneficiaries, legal representatives, successors and assigns from any and all Claims. For purposes of this Release, "Claims" means all demands, complaints, claims, rights, actions, causes of action, suits, proceedings, damages (including without limitation for breach or termination of any agreement or contract, including any employment agreement), judgments, costs, expenses, compensation (including, without limitation, unpaid compensation accrued for past employment or other services), promises, agreements, royalty agreements, contract rights, ownership rights, debts (including any outstanding promissory notes or other debt instruments in favor of the releasing party), liabilities, accrued salary or wages, and obligations of any kind whatsoever, at common law, by statute, contract, or otherwise, which a releasing party has, had, might have or might have had against the other party, known or unknown, directly or indirectly attributable to any transactions, dealings, or occurrences between the releasing and released parties which arose prior to the date hereof.

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     2.   Other  Transactions.   The  Investors  hereby  agree  to  convert  the
          Debentures into an aggregate of 18,400,000 shares of restricted common stock of the Company, to be issued as set forth on Schedule A, which represents a reduction of the current conversion price of $0.07 to a new conversion price of $0.0154. The parties agree that this is a reasonable adjustment, due to the fact that the common stock of the Company has had volume of less than 10,000 shares traded in the 60 days prior to the date of this Agreement. The Company further agrees that it shall not effect any reverse split of its common stock at any time prior to June 31, 2004. Finally, the Company shall issue to Future Ventures, Ltd. and Alternative Energy Capital, Inc., a warrant to purchase an aggregate of 450,000 shares of common stock of the Company at an exercise price of $1.00 per share, in the form attached hereto as Exhibit A.

     3. By execution of this Release, each party represents and warrants to the other that no Claim that he, she or it has, had, might have or might have had in the past against any other person or entity released hereby, has previously been conveyed, assigned, or in any manner transferred, in whole or in part, to any third party. Each party expressly represents and warrants to the other that he, she or it has full authority to enter into this Release and to release any and all Claims he, she or it now has, had, might have or might have had in the past against each person or entity released hereby.

     4. It is expressly understood and agreed that the terms of this Agreement are contractual and not merely recitations and that the agreements herein contained are to compromise doubtful and disputed Claims, avoid litigation, and buy peace and that no releases or other consideration given shall be construed as an admission of liability, all liability being expressly denied by each party hereto.

     5. CONFIDENTIAL AGREEMENT. Each party hereto agrees to hold all provisions of this Agreement strictly confidential, and shall not disclose the terms hereof to any third party, except as required by applicable law or legal process. Each party agrees not to disparage any of the other parties hereto.

     6. It is further understood and agreed that this Agreement contains the entire agreement between the parties and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter hereof. No oral understandings, statements, promises, or inducements contrary to the terms of this Agreement exist. This Agreement cannot be changed or terminated except in writing signed by all parties hereto.

     7. IT IS FURTHER UNDERSTOOD AND AGREED THAT THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED UNDER, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, AND EACH PARTY AGREES TO SUBMIT TO THE JURISDICTION AND VENUE OF LOS ANGELES, CALIFORNIA.

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          Each  party  hereby  waives  the  provisions  of  Section  1542 of the
          California Civil Code, which provides as follows:

          "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

          Initials (in order of appearance on Signature Page):

          Satellite:                               _______
          Alternative Energy Capital, Inc.         _______
          Future Ventures, Ltd.                    _______
          Investors:                               _______
          (under power of attorney)

          Each party hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against the Company, based upon any matter purported to be released hereby.

     8. By execution of this Agreement, each Releasor warrants and represents that he understands that this is a full, final, and complete settlement with each party released hereby of all known and unknown Claims.

     9. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. This Agreement and all transactions contemplated hereby shall be governed by, construed and enforced in accordance with the laws of the State of California. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY. The parties agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in the State of California. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorneys' fees, court costs and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.

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     IN WITNESS WHEREOF, the undersigned have set their hands hereunto as of the dates set forth beneath the undersigned's respective signatures below.

"COMPANY"

SATELLITE ENTERPRISES CORP.                   Alternative Energy Capital, Inc.

By: /s/ Robert Hodge                          By: /s/ Marc Dame
   -----------------------                       -------------------------------
   Name: Robert Hodge                         Name: Marc Dame
   Title: CEO                                 Title: Director/Authorized Officer

Investors (as set forth on Schedule A)        Future Ventures Ltd.
Under power of attorney

By: /s/ Steve Mannen                          By: /s/ Keith Burant
   ----------------------                        -------------------------------
Name: Steve Mannen                            Name: Keith Burant
Title: Attorney in Fact under P.O.A.          Title: Director/Authorized Officer

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                                   SCHEDULE A

                                    INVESTORS

Debenture Holder                         Shares to be Issued  Principal Amount
Future Ventures, Ltd.                         700,000           $ 10,820.78
Alternative Energy Capital, Inc.              700,000           $ 10,820.78
Odessa Beheer BV                            1,829,268           $ 28,277.30
Total Look BV                               1,829,268           $ 28,277.30
Mr. E. Caprino                                900,000           $ 13,912.43
Mrs. J.M. Broekhoff                           900,000           $ 13,912.43
Mr. E. Meijer                                 900,000           $ 13,912.43
Mrs. J. Schneider                             900,000           $ 13,912.43
Mr. G.H. De Gelder                            300,000           $  4,637.48
Crown Union Investment Ltd.                 1,032,425           $ 15,959.49
Mr. M. Keizer                                 932,425           $ 14,413.67
Mr. B.R. Dewis                                487,805           $  7,540.62
Mr. J.L.M. van Der Walle                      900,000           $ 13,912.43
Mr. H.E. Rudolph                              900,000           $ 13,912.43
Ornskold Gruppen Holding BV                 3,280,750           $ 50,714.69
Burest Holding BV                             857,890           $ 13,261.49
Mr. J. G. van Burken                          110,550           $  1,708.91
Mr. Niels Reijers                             165,440           $  2,557.41
Steve Mannen                                  774,179           $ 11,967.46

                                           18,400,000           $284,432.00

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